Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of Parnell Pharmaceutical Holdings Ltd of our report dated March 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the impact of the tenfor- one consolidation of shares which will have the effect of a reverse split described in Note 29, as to which the date is May 1, 2014, relating to the consolidated financial statements of Parnell Pharmaceutical Holdings Pty Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Sydney, Australia
May 16, 2014